Exhibit 99

News Release

COMMUNITY BANK SYSTEM, INC.
5790 Widewaters Parkway, DeWitt, N.Y. 13214	For further information, please contact:
                                                                                              Scott A. Kingsley,
EVP & Chief Financial Officer
Office: (315) 445-3121

Community Bank System Announces Fourth Quarter and Full Year 2009 Results
and Declares Cash Dividend

SYRACUSE, N.Y. — January 25, 2010 — Community Bank System, Inc. (NYSE: CBU) reported quarterly net income of $9.4 million, or $0.28 per share, in the fourth quarter of 2009, a decrease of 21.7% compared to the $12.0 million reported for the fourth quarter of 2008.  The 2009 results included a $3.1 million, fourth quarter non-cash charge ($0.07 per share) for impairment of goodwill associated with the Company’s wealth management businesses, as well as a $1.4 million special charge ($0.03 per share) related to the planned early termination of its core banking system services contract in 2010.   The Company’s 2008 fourth quarter results included a $1.7 million ($0.04 per share) goodwill impairment charge, $1.4 million of acquisition expenses ($0.03 per share) related to the purchase of 18 branch-banking centers in northern New York State in November 2008, as well as a $1.7 million benefit ($0.05 per share) related to settlement of certain previously unrecognized tax positions.

Total revenue for 2009 was $249.0 million, an increase of $27.3 million, or 12.3%, over the prior year.  Full-year 2009 net earnings of $41.4 million, or $1.26 per share, were 9.8% below 2008 reported earnings of $45.9 million, or $1.49 per share.  Excluding the aforementioned fourth quarter items, as well as the $6.9 million increase in FDIC insurance costs ($0.16 per share), the Company’s 2009 full year results improved by $0.01 per share over 2008.

“We realized strong double-digit total revenue growth of more than 12% for 2009, and a solid fourth quarter increase of more than 9% in a highly unfavorable business environment,” said President and Chief Executive Officer Mark E. Tryniski.  “Excluding the more than 400% increase in FDIC deposit insurance assessments in 2009 (as well as the fourth quarter items previously mentioned) our bottom line performance for the year was an improvement on an already solid 2008.  We grew our core deposits at a 22% pace and continued to deliver deposit and loan growth in the northern New York markets strengthened by our 2008 branch acquisition.  We also delivered another year of sound asset quality, with full year net charge-offs of under $7.5 million, or 0.24% of total loans.  We were recently recognized as the seventh best bank in Forbes magazine’s listing of the Best and Worst Large Banks in America, including the highest ranking of any bank operating in New York and Pennsylvania.  The Forbes ranking was based upon a compilation of eight financial measures prepared by SNL Financial, including return on average equity, net interest margin, and certain non-performing loan, loan loss reserve, and capital ratios.  We remain committed to following a disciplined and balanced approach to our business and to producing consistent operating results regardless of market conditions.”

Fourth quarter net interest income grew to $42.9 million, an increase of 6.3% above fourth quarter 2008, driven by a 5.8% increase in interest-earning assets, and a stable 3.86% net interest margin.  The Company’s net interest margin was achieved despite the continuation of a substantial liquidity position throughout the quarter, including an average of $285 million of overnight cash equivalents, or 5.9% of interest earning assets, earning a yield of 26 basis points.  Lower market interest rates and continued disciplined deposit pricing resulted in a 60-basis point reduction in the total cost of funds, compared to the fourth quarter of 2008, however this was offset by a 59-basis point decline in earning asset yields, including cash equivalents.  On a linked quarter basis, the Company’s net interest margin improved eight basis points, reflective of a 10-basis point reduction in cost of funds, partially offset by a three-basis point decline in earning asset yields.  Full year net interest income of $165.5 million was up 11.4% over 2008, and included $486 million of earning asset growth, nearly half of which was in overnight cash equivalents, offset by a two-basis point decline in full year net interest margin to 3.80%.

Community Bank System, Inc.

Non-interest income in the fourth quarter increased $2.9 million, or 15.4% over the same period last year.  Deposit service fees increased $1.6 million, with the majority of the growth derived from the branch acquisition completed last November.  Fourth quarter and full-year mortgage banking revenues of $0.7 and $3.9 million respectively, were significantly above 2008, reflective of the robust secondary market activities experienced in 2009.  The Company’s employee benefits administration and consulting businesses posted an 8.8% increase in revenue over the fourth quarter 2008, a combination of new client generation and favorable year-over-year comparisons from asset-based revenues.  Fourth quarter wealth management revenues increased 23.5% from a weak fourth quarter of 2008, and were also reflective of favorable market comparisons and generally improving demand.  Full year non-interest income (excluding securities gains/losses) of $83.5 million increased $10.1 million, or 13.7% over 2008.

Quarterly operating expenses (excluding goodwill impairment and acquisition expenses/special charges) of $45.7 million included an additional $0.9 million of FDIC-insurance assessments compared to the fourth quarter of 2008, or $0.02 per share.  Excluding the higher assessments, operating expenses increased 9.7% over the fourth quarter of 2008, and primarily reflected the operating costs of the 18 branches purchased last November, higher pension costs related to the unfavorable investment performance of underlying plan assets in 2008, as well as some fixed-asset writedowns related to certain consolidation activities.  Full year operating expenses (excluding goodwill impairment and acquisition expenses/special charges) of $181.4 million increased $26.0 million, or 16.7% over 2008, and included the additional operating costs associated with 2008 branch purchases, as well as $8.6 million of FDIC insurance assessments, which were $6.9 million ($0.16 per share) above 2008.

Financial Position

Average earning assets for the fourth quarter were $4.81 billion, up $14.0 million from the third quarter of 2009, and included a $9.3 million net increase in loans.  Average investment securities increased $12.4 million in the quarter. Cash equivalents decreased $7.7 million, but still remained significantly above normal historical levels.  Total average deposits grew $13.5 million in the quarter, including the continuation of the desirable trend toward a higher proportion of core (non-time) deposit balances, which increased $102.1 million from the third quarter.   Compared to the fourth quarter 2008, average earning assets increased $264.4 million, comprised almost entirely of additional investment securities, including cash equivalents.  Average deposits for the fourth quarter were $3.89 billion, an increase of $357.1 million from the fourth quarter of 2008, and reflected meaningful organic growth in core deposits in each quarter of 2009, as well as the branch acquisition completed in the fourth quarter of 2008.  Average borrowings for the quarter of $857.4 million were consistent with the first three quarters of 2009, and down $70.1 million from the fourth quarter of 2008.  Average shareholders’ equity for the quarter of $565.6 million was up $5.9 million from the third quarter, and was $34.0 million above the fourth quarter of 2008.

“Despite relatively soft market conditions, we generated year-over-year growth of 3% in our business lending portfolio, excluding planned reductions in our automotive dealer floor plan business,” said Mr. Tryniski.  “We continue to experience favorable asset quality results in our real estate portfolios, including commercial real estate, which comprises less than 6% of our total earning assets.  At year-end, our loan loss reserves of $41.9 million are 2.22 times greater than our non-performing loans of $18.9 million, or 0.61% of total outstandings.”

Community Bank System, Inc.

Asset Quality

Net charge-offs in the fourth quarter were $1.8 million, compared to $1.6 million in the third quarter of 2009, and $2.4 million in the fourth quarter of 2008.  The fourth quarter net charge-off ratio of 0.22% was slightly above the 0.21% reported in the third quarter of 2009, and nine basis points better than 0.31% in last year’s fourth quarter.  Full year net charge-offs of $7.5 million, or 0.24% of total loans, were $1.7 million higher than the $5.7 million, or 0.20% of total loans, experienced in 2008.

Nonperforming loans as a percentage of total loans at December 31, 2009 were 0.61%, up from 0.57% at the end of the third quarter, and up 21 basis points from the very favorable 0.40% at the end of last year’s fourth quarter.  The total delinquency ratio of 1.48% was down three basis points from the end of the third quarter of 2009, and increased five basis points from December 2008.  Nonperforming assets to total assets increased three basis points to 0.38%, versus the 0.35% level reported at the end of the third quarter, and 11 basis points above the very favorable 0.27% ratio reported a year ago.  These generally stable, and better-than-peer asset quality metrics illustrate the continued effectiveness of the Company’s disciplined risk management and underwriting standards.

The current quarter’s provision for loan losses of $2.6 million was $0.2 million higher than both the third quarter of 2009 and the fourth quarter of 2008.  On a full-year basis, the provision for loan losses of $9.8 million was $3.1 million higher than 2008, and was $2.3 million, or 31% higher than annual net charge-offs, indicative of a comparatively higher level of non-performing assets in 2009.  The ratio of loan loss allowance to total loans outstanding was 1.35% as of December 31, 2009, compared to 1.33% as of September 30, 2009, and 1.26% at the end of the fourth quarter of 2008.

Government Sponsored Programs

In November 2008, the Company announced that it had chosen not to apply for funds through the U.S. Treasury Department’s Capital Purchase Program, which is part of the federal government’s Troubled Asset Relief Program (TARP).  As such, the Company did not in 2009, nor will it in the future incur any charges associated with the repayment of such funds, including the write-off of capitalized issuance costs, and the negotiation and termination of highly dilutive warrants issued.  Mr. Tryniski commented, “We are confident that we will continue to generate sufficient capital to respond to our business investment needs and the organic growth opportunities in our markets.”

Dividend and Share Repurchase Approval

The Company’s Board of Directors approved a quarterly dividend on its common stock of $0.22 per share, payable on April 9, 2010, to shareholders of record as of March 15, 2010.  The current cash dividend represents an annualized yield of 4.4% based on the closing share price of $20.04 on January 21, 2010.  Mr. Tryniski commented, “The payment of a meaningful dividend is an important component of our commitment to continuing to provide consistent and favorable long-term returns to our shareholders.”

During the second quarter of 2009 the Company’s Board of Directors approved a share repurchase program for up to one million common shares effective through December 31, 2011.  The Company’s shares may be repurchased from time to time in open market transactions or privately negotiated transactions in accordance with securities laws and regulations.  The timing and extent of repurchases will depend on market conditions and other corporate considerations.  There were no share repurchases in 2009.

Community Bank System, Inc.

Conference Call Scheduled

Company management will conduct an investor call at 11:00 a.m. (ET) today to discuss fourth quarter and full year results.  The conference call can be accessed at 1-866-790-1863 (1-904-520-5759 if outside United States and Canada).  An audio recording will be available one hour after the call until March 31, 2010, and may be accessed at 1-888-284-7564 (1-904-596-3174 if outside the United States and Canada) and entering access code 2422241.  Investors may also listen live via the Internet at: http://www.videonewswire.com/event.asp?id=64887.

This webcast will be archived on this site for one full year and may be accessed at any point during this time at no cost.  This earnings release, including supporting financial tables, is available within the Investor Relations / News & Media section of the company's website at: http://www.communitybankna.com.

Headquartered in DeWitt, N.Y., Community Bank System, Inc. has $5.4 billion in assets and over 150 customer facilities.  The Company’s banking subsidiary, Community Bank, N.A. operates across Upstate New York and Northeastern Pennsylvania, where it conducts business as First Liberty Bank & Trust.  Its other subsidiaries include: Benefit Plans Administrative Services, Inc., an employee benefits administration and consulting firm with offices in Upstate New York, Pittsburgh and Philadelphia, Pennsylvania and Houston, Texas; the CBNA Insurance Agency, with offices in three northern New York communities; Community Investment Services, a broker-dealer delivering financial products throughout the company's branch network; and Nottingham Advisors, a wealth management and advisory firm with offices in Buffalo, N.Y. and North Palm Beach, Florida.  For more information, visit: www.communitybankna.com or www.firstlibertybank.com.

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Community Bank System, Inc.

Summary of Financial Data
(Dollars in thousands, expect per share data)
	Quarter Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
Earnings
Loan income	$46,127	$47,896	$185,119	$186,833
Investment income	15,713	16,928	63,663	64,026
Total interest income	61,840	64,824	248,782	250,859
Interest expense	18,892	24,428	83,282	102,352
Net interest income	42,948	40,396	165,500	148,507
Provision for loan losses	2,590	2,395	9,790	6,730
Net interest income after provision for loan losses	40,358	38,001	155,710	141,777
Deposit service fees	11,038	9,393	41,285	35,598
Mortgage banking revenues	744	169	3,946	767
Other banking services	359	723	1,895	2,443
Trust, investment and asset management fees	2,380	1,927	8,631	8,648
Benefit plan administration, consulting and actuarial fees	7,196	6,612	27,771	25,788
Investment securities gains, net	0	0	7	230
Total noninterest income	21,717	18,824	83,535	73,474
Salaries and employee benefits	23,502	21,690	92,690	82,962
Professional fees	1,336	1,270	5,240	4,565
Occupancy and equipment and furniture	5,727	5,190	23,185	21,256
Amortization of intangible assets	1,936	2,003	8,170	6,906
FDIC insurance	1,544	626	8,610	1,678
Goodwill impairment	3,079	1,745	3,079	1,745
Other	11,651	10,097	43,488	38,051
Acquisition expenses & special charges	1,408	1,356	1,716	1,399
Total operating expenses	50,183	43,977	186,178	158,562
Income before income taxes	11,892	12,848	53,067	56,689
Income taxes	2,522	879	11,622	10,749
Net income	$9,370	$11,969	$41,445	$45,940
Basic earnings per share(3)	$0.29	$0.37	$1.26	$1.51
Diluted earnings per share(3)	$0.28	$0.36	$1.26	$1.49

Community Bank System, Inc.

Summary of Financial Data
(Dollars in thousands, except per share data)
	2009				2008
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr
Earnings
Loan income	$46,127	$46,067	$46,134	$46,791	$47,896
Investment income	15,713	15,821	15,821	16,308	16,928
Total interest income	61,840	61,888	61,955	63,099	64,824
Interest expense	18,892	20,036	21,441	22,913	24,428
Net interest income	42,948	41,852	40,514	40,186	40,396
Provision for loan losses	2,590	2,375	2,015	2,810	2,395
Net interest income after provision for loan losses	40,358	39,477	38,499	37,376	38,001
Deposit service fees	11,038	10,991	10,271	8,985	9,393
Mortgage banking revenues	744	226	958	2,018	169
Other banking services	359	669	554	313	723
Trust, investment and asset management fees	2,380	1,951	2,267	2,033	1,927
Benefit plan administration, consulting and actuarial fees	7,196	6,969	6,599	7,007	6,612
Investment securities gains, net	0	7	0	0	0
Total noninterest income	21,717	20,813	20,649	20,356	18,824
Salaries and employee benefits	23,502	23,166	23,154	22,868	21,690
Professional fees	1,336	1,367	1,253	1,284	1,270
Occupancy and equipment and furniture	5,727	5,533	5,704	6,221	5,190
Amortization of intangible assets	1,936	2,026	2,103	2,105	2,003
FDIC insurance	1,544	1,670	4,021	1,375	626
Goodwill impairment	3,079	0	0	0	1,745
Other	11,651	10,349	11,052	10,436	10,097
Acquisition expenses & special charges	1,408	0	196	112	1,356
Total operating expenses	50,183	44,111	47,483	44,401	43,977
Income before income taxes	11,892	16,179	11,665	13,331	12,848
Income taxes	2,522	3,724	2,510	2,866	879
Net income	$9,370	$12,455	$9,155	$10,465	$11,969
Basic earnings per share(3)	$0.29	$0.38	$0.28	$0.32	$0.37
Diluted earnings per share(3)	$0.28	$0.38	$0.28	$0.32	$0.36
Profitability
Return on assets	0.69%	0.92%	0.69%	0.81%	0.95%
Return on equity	6.57%	8.83%	6.67%	7.77%	8.96%
Noninterest income/operating income (FTE) (1)	31.7%	31.2%	31.8%	31.5%	29.9%
Efficiency ratio (2)	63.9%	63.2%	65.6%	65.3%	61.7%
Components of Net Interest Margin (FTE)
Loan yield	5.93%	5.94%	5.97%	6.06%	6.20%
Cash equivalents yield	0.26%	0.27%	0.26%	0.25%	0.66%
Investment yield	5.31%	5.41%	5.75%	5.82%	5.87%
Earning asset yield	5.41%	5.44%	5.53%	5.79%	6.00%
Interest-bearing deposit rate	1.19%	1.33%	1.52%	1.76%	1.99%
Short-term borrowing rate	4.28%	4.29%	4.29%	4.19%	3.73%
Long-term borrowing rate	4.49%	4.50%	4.55%	4.65%	4.74%
Cost of all interest-bearing funds	1.86%	1.98%	2.13%	2.33%	2.53%
Cost of funds (includes DDA)	1.58%	1.68%	1.82%	2.00%	2.18%
Net interest margin (FTE)	3.86%	3.78%	3.73%	3.82%	3.86%
Fully tax-equivalent adjustment	$3,840	$3,941	$3,865	$4,025	$3,803

Community Bank System, Inc.

Summary of Financial Data
(Dollars in thousands, except per share data)
	2009				2008
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr
Average Balances
Loans	$3,091,748	$3,082,495	$3,105,247	$3,140,524	$3,082,283
Cash equivalents	284,866	292,545	315,444	155,306	79,566
Taxable investment securities	894,238	864,478	793,909	842,496	853,306
Nontaxable investment securities	543,284	560,615	558,278	559,344	534,583
Total interest-earning assets	4,814,136	4,800,133	4,772,878	4,697,670	4,549,738
Total assets	5,372,646	5,349,762	5,313,274	5,235,252	5,035,398
Interest-bearing deposits	3,171,853	3,164,396	3,182,827	3,123,296	2,913,671
Short-term borrowings	594,083	593,385	593,533	477,184	478,875
Long-term borrowings	263,351	265,120	265,169	384,852	448,622
Total interest-bearing liabilities	4,029,287	4,022,901	4,041,529	3,985,332	3,841,168
Noninterest-bearing deposits	714,491	708,430	671,615	651,298	615,540
Shareholders' equity	$565,616	$559,762	$550,103	$546,132	$531,627
Balance Sheet Data
Cash and cash equivalents	$361,876	$361,734	$474,372	$350,670	$213,753
Investment securities	1,487,127	1,497,826	1,335,358	1,417,966	1,395,011
Loans:
Consumer mortgage	1,028,805	1,017,153	1,014,628	1,026,934	1,062,943
Business lending	1,082,753	1,068,456	1,078,500	1,078,593	1,058,846
Consumer installment	987,927	1,001,484	998,477	998,214	1,014,351
Total loans	3,099,485	3,087,093	3,091,605	3,103,741	3,136,140
Allowance for loan losses	41,910	41,072	40,330	40,053	39,575
Intangible assets	317,671	322,661	324,636	326,519	328,624
Other assets	178,564	149,853	151,346	165,890	140,599
Total assets	5,402,813	5,378,095	5,336,987	5,324,733	5,174,552
Deposits
Noninterest-bearing	736,816	708,051	697,612	667,452	638,558
Non-maturity interest-bearing	2,029,911	1,925,666	1,828,586	1,774,906	1,636,349
Time	1,157,759	1,254,528	1,338,225	1,419,807	1,425,905
Total deposits	3,924,486	3,888,245	3,864,423	3,862,165	3,700,812
Borrowings	754,779	756,442	756,649	756,854	760,558
Subordinated debt held by unconsolidated subsidiary trusts	101,999	101,993	101,987	101,981	101,975
Other liabilities	55,852	65,515	63,299	56,536	66,556
Total liabilities	4,837,116	4,812,195	4,786,358	4,777,536	4,629,901
Shareholders' equity	565,697	565,900	550,629	547,197	544,651
Total liabilities and shareholders' equity	5,402,813	5,378,095	5,336,987	5,324,733	5,174,552
Capital
Tier 1 leverage ratio	7.39%	7.27%	7.13%	7.16%	7.22%
Tangible equity / net tangible assets	5.20%	5.15%	4.84%	4.74%	4.74%
Diluted weighted average common shares O/S	33,054	32,998	32,945	32,971	32,833
Period end common shares outstanding	32,800	32,740	32,741	32,742	32,633
Cash dividends declared per common share	$0.22	$0.22	$0.22	$0.22	$0.22
Book value	$17.25	$17.28	$16.82	$16.71	$16.69
Tangible book value	$8.09	$7.99	$7.43	$7.27	$7.06
Common stock price (end of period)	$19.31	$18.27	$14.56	$16.75	$24.39

Community Bank System, Inc.

Summary of Financial Data
(Dollars in thousands, except per share data)
	2009				2008
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr
Asset Quality
Nonaccrual loans	$17,161	$13,080	$13,189	$14,338	$12,126
Accruing loans 90+ days delinquent	1,750	4,660	543	947	553
Total nonperforming loans	18,911	17,740	13,732	15,285	12,679
Other real estate owned (OREO)	1,429	1,309	1,687	1,383	1,059
Total nonperforming assets	20,340	19,049	15,419	16,668	13,738
Net charge-offs	1,752	1,633	1,738	2,332	2,390
Loan loss allowance/loans outstanding	1.35%	1.33%	1.30%	1.29%	1.26%
Nonperforming loans/loans outstanding	0.61%	0.57%	0.44%	0.49%	0.40%
Loan loss allowance/nonperforming loans	222%	232%	294%	262%	312%
Net charge-offs/average loans	0.22%	0.21%	0.22%	0.30%	0.31%
Delinquent loans/ending loans	1.48%	1.51%	1.46%	1.33%	1.43%
Loan loss provision/net charge-offs	148%	145%	116%	120%	100%
Nonperforming assets/total assets	0.38%	0.35%	0.29%	0.31%	0.27%

(1) Excludes gain (loss) on investment securities.
(2) Excludes intangible amortization, goodwill impairment, acquisition expenses, special charges and gain (loss) on investment securities.
(3) Diluted weighted average common shares outstanding and earnings per share calculations have been restated, as necessary, to comply with the provisions of FSP EITF 03-6-1.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The following factors, among others, could cause the actual results of CBU’s operations to differ materially from CBU’s expectations: the successful integration of operations of its acquisitions; competition; changes in economic conditions, interest rates and financial markets; and changes in legislation or regulatory requirements.  CBU does not assume any duty to update forward-looking statements.